SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          COOPER TIRE & RUBBER COMPANY
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                 34-4297750
(State of Incorporation or Organization)    (I.R.S. Employee Identification No.)

        LIMA AND WESTERN AVENUES
              FINDLAY, OHIO                                 45840
(Address of Principal Executive Offices)                 (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

         Securities Act registration statement file number to which this form relates:

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS TO BE SO                      NAME OF EXCHANGE ON WHICH
REGISTERED                                        EACH CLASS IS TO BE REGISTERED
Rights to Purchase Series A Preferred Stock       New York Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:  None


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                  Item 1.  Description of Registrant's Securities to be
                           Registered.

                  Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated June 3, 1988 (the "Original Form 8-A"), by Cooper Tire & Rubber Company (the "Registrant"), relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement dated as of May 27, 1988 (the "Original Rights Agreement"), between the Registrant and The Fifth Third Bank, as successor rights agent. The Original Form 8-A is incorporated by reference herein.

                  On February 10, 1998, the Board of Directors of the Registrant (the "Board") authorized the amendment and restatement of the Original Rights Agreement, resulting in an Amended and Restated Rights Agreement, dated as of May 11, 1998 (the "Amended Rights Agreement"), between the Registrant and The Fifth Third Bank, as rights agent.

                   The Amended Rights Agreement was adopted in the normal course of updating and extending the Original Rights Agreement which was scheduled to expire on May 27, 1998, and not in response to any acquisition proposal.

                  In the Amended Rights Agreement, the Registrant has extended the expiration date of its rights plan to May 11, 2008, and has amended it to reflect prevailing stockholder rights plan terms. These amendments include, without limitation, the following: (a) the threshold beneficial ownership level of the common stock which triggers (i) the exercise of the rights, (ii) the "flip-in" feature of the rights and (iii) the "flip-over" feature of the rights has been reduced from 20% to 15%; (b) the threshold beneficial ownership level of the common stock sought in a commenced or in an announced tender or exchange offer that triggers the exerciseability of the rights has been lowered from 30% to 15%; and (c) the independent director provision in the Original Rights Agreement has been omitted from the Amended Rights Agreement.

                  A copy of the Amended Rights Agreement is attached hereto as
Exhibit 4 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

                  Item 2.  Exhibits.

                  Exhibit 4. Form of Amended and Restated Rights Agreement dated as of May 11, 1998, between the Registrant and The Fifth Third Bank, as Rights Agent (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 15, 1998).


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                                        3

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         COOPER TIRE & RUBBER COMPANY


                                         By: /s/      Stan C. Kaiman
                                         ---------------------------------------
                                         Name:        Stan C. Kaiman
                                         Title:       Secretary

Date: May 15, 1998